EXHIBIT 107

Calculation of Fee Tables

Form S-8
(Form Type)

PVH Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1.00 per share	Other (2)	2,989,000	$82.625 (2)	$246,966,125.00 (2)	$110.20 per $1,000,000	$27,215.67
Total Offering Amounts					$246,966,125.00		$27,215.67
Total Fee Offsets							$0
Net Fee Due							$27,215.67

(1)     In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.
(2)     Determined on the basis of the average of the high and low sale price of the common stock as reported on the New York Stock Exchange on June 21, 2023, solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933.